UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed securities issuances by Capital Senior Living Corporation (the “Company”) to affiliates of Conversant Capital LLC as contemplated by an Amended and Restated Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On October 14, 2021, Ortelius Advisors issued the following press release:

Ortelius Announces Glass Lewis Recommends Capital Senior Living’s Stockholders Vote AGAINST the Costly, Dilutive and Poorly-Structured Conversant Capital Deal

Highlights Leading Independent Proxy Advisory Firm has Outlined Numerous Governance, Financial and Process Flaws Associated with the Onerous Amended Transactions

Notes Glass Lewis Recognized “Sufficient Capital is Likely Available from Other Sources on Superior Terms”

Reiterates Ortelius is Committed to Immediately Infusing $30 Million in Contingency-Free Capital via a Rights Offering, While Noting Invictus is Committed to Immediately Infusing $25 Million in Contingency-Free Capital as Part of its Seemingly Superior $150 Million Alternative Solution

Urges Stockholders to Protect Their Investment from Inequitable and Unnecessary Dilution by Voting AGAINST the Amended Transactions at the October 22nd Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”), which owns approximately 12.7% of the outstanding common stock of Capital Senior Living Corporation (NYSE: CSU) (“Capital Senior Living” or the “Company”), today announced Glass, Lewis & Co. (“Glass Lewis”) recommends that the Company’s stockholders vote AGAINST all of management’s proposals at the upcoming meeting of stockholders (the “Special Meeting”) on October 22, 2021, including the costly, dilutive and poorly-structured amended financing transactions (the “Amended Transactions”) with Conversant Capital (together with its affiliates, “Conversant”). Please note that voting down the Amended Transactions will enable Capital Senior Living’s Board of Directors (the "Board") to finally pursue readily-available financing alternatives being championed by sizable stockholders, such as Ortelius and Invictus Global Management LLC (together with its affiliates, “Invictus"). Please visit www.SaveCSU.com for all documents and presentations pertaining to Ortelius’ advocacy on behalf of fellow stockholders.

In its report, Glass Lewis notes:1

•	“On balance, given CSU's improving operational performance and current financial position […] we are less inclined to believe shareholder support for such a large, significantly dilutive, change-of-control financing transaction is warranted at this time.”

•	“We take an even dimmer view of the proposed transaction when we consider the litany of unfavorable terms for existing CSU stockholders, the incentives provided to Conversant, Silk, Arbiter and CSU management, and the language and tactics used by the board in an apparent attempt to coerce shareholders into accepting what we consider to be an objectively bad deal for existing investors.”

1 Permission to quote neither sought nor received. Emphasis added by Ortelius.

•	“[…] we note the proposed transaction was approved by a board and a transaction committee comprised mostly of directors who have been at the Company for at least five years, a span during which the Company's investors have suffered significant value destruction.”

•	“[…] we are reticent to give the directors deference when it comes to their assessment of the Company's financial position, its review of potential value-enhancing/preserving alternatives, or the evaluation and recommendation of such a significant, transformative financing transaction that effectively amounts to a change of control of the Company at a take-under price.”

•	“[…] the amended deal will potentially result in even greater dilution to existing holders and selling more of the Company's stock to Conversant at even lower prices than under the original agreement.”

•	“[…] rather than appealing to the Company's top shareholders simply on the merits of the amended deal terms, it appears the support and participation of Silk and Arbiter were effectively bought through the award of unnecessary fees and unjustified representation on the CSU board, in our view.”

•	“On balance, weighing the foregoing considerations and the salient points made by each of the CSU board and Ortelius in their respective materials […] and our belief that sufficient capital is likely available from other sources on superior terms, we believe CSU shareholders are best served by voting to reject the proposed transaction.”

•	“In our opinion, voting against the transaction with Conversant is unlikely to send the Company down the path of insolvency, but will instead convey shareholder dissatisfaction with an unfavorable financing transaction and express a desire for the board to secure the capital the Company needs on less dilutive and less egregious terms.”

Peter DeSorcy, Managing Member of Ortelius, commented:

“We are very pleased Glass Lewis is recommending that Capital Senior Living’s stockholders vote against the costly, dilutive and poorly-structured Amended Transactions, which would unnecessarily seize significant value from the vast majority of existing stockholders and hand de facto control of the Company to Conversant and Silk Partners following a privately-negotiated agreement. The report issued by Glass Lewis echoes many of our concerns regarding the Board’s failure to effectively size the Company’s financing needs and subsequently run a viable process for pursuing the right quantum of capital on reasonable and equitable terms. It is also encouraging that Glass Lewis shined a bright light on the unseemly manner in which Conversant and the Company’s leadership re-cut the Amended Transactions, and effectively bought the support of Silk Partners and Arbiter Partners, at the expense of other stockholders. Lastly, we hope the stockholders we are advocating for take note of the fact that Glass Lewis recognizes alternative capital is available from other sources – right now – on better terms.

As a reminder, Ortelius and other stockholders, such as Invictus, have made public commitments to promptly provide affordable, contingency-free and potentially non-dilutive capital to address the Company’s liquidity needs. If taken together, the Ortelius and Invictus proposals would provide an immediate injection of $55 million, and the Invictus terms include a subsequent $75 million in the form of a backstopped rights offering for a convertible instrument that could mitigate dilution for participants and minimize leverage over time. In our view, the Ortelius and Invictus public commitments represent the highest level of certainty possible given that investors do not have the ability to negotiate with the Company until the Amended Transactions are voted down."

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

MKA
Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@mkacomms.com / ckiaie@mkacomms.com

Item 2: Also on October 14, 2021, Ortelius Advisors uploaded the following materials to www.SaveCSU.com: